EXHIBIT 21.1

SUBSIDIARIES

OF

EL CAPITAN PRECIOUS METALS, INC.,

A NEVADA CORPORATION (the “COMPANY”)

Entity	Jurisdiction of Incorporation or Organization	% Ownership

El Capitan Precious Metals, Inc.	Delaware	100% (1)

Gold and Minerals Company, Inc.	Nevada	100% (2)

El Capitan, Ltd.	Arizona	100% (3)

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(1)	El Capitan Precious Metals, Inc., a Delaware corporation, is a wholly-owned subsidiary of the Company.
(2)	Gold and Minerals, Inc., a Nevada corporation (“G&M”), is a wholly-owned subsidiary of the Company.
(3)	El Capitan, Ltd., an Arizona corporation, is owned 40% by El Capitan-Delaware and 60% by G&M.